Exhibit 99.1


                                                     News
                                                     Release


                                                     Vectren Corporation
                                                     P.O. Box 209
                                                     Evansville, IN 47702-0209

FOR IMMEDIATE RELEASE

July 22, 2003
                               Vectren Corporation
                        Reports 2nd Quarter 2003 Results

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported 2003 second quarter earnings of $4.1 million, or $0.06 per share, compared to net income of $12.5 million, or $0.18 per share, for the same period last year. For the six months ended June 30, 2003, reported earnings were $59.8 million, or $0.88 per share, compared to $58.1 million, or $0.86 per share, for the same period in 2002.

The 2003 second quarter results declined $0.10 per share as compared to the same period in 2002 due to milder weather affecting both heating and cooling sales and the write-off of two investments, as previously announced. Heating weather experienced in the second quarter 2003 was 9% warmer than the same period last year and cooling sales were reduced by weather 51% milder than the same period in 2002. The estimated quarter over quarter impact of milder weather was $4.3 million after tax, or $0.06 per share.

The 2003 results include the write-off of the Company's investment in BABB International, Inc., an entity that processes fly ash into building materials. Charges of $1.9 million, pre-tax and $2.0 million, pre-tax were recorded in the second and first quarters, respectively, of 2003. The second quarter 2003 also includes the write-off of $2.0 million pre-tax of the investment in First Mile Technologies, a small broadband entity located in Indianapolis, Indiana. The write-off of both investments reduced net income for the second quarter by $2.3 million, or $0.04 per share, and the first six months by $3.5 million, or nearly $0.06 per share.

Said Niel C. Ellerbrook, Chairman, President and CEO, "In addition to the mild weather and write off of the two investments, our second quarter and year to date results were impacted by high gas costs and a continued weak economy. For the first six months in 2003 our uncollectible accounts expense has increased by approximately $2.7 million pre-tax over 2002 levels. Customer consumption has shown some sensitivity to the higher gas costs through lower usage and, in some cases, fuel switching."

"Year to date operations have been solid and we remain focused on executing business plans around our utility and complementary nonregulated operations that provide long-term value to our shareholders. While we are confident that our operations provide this long-term growth platform, we have not seen the expected economic turnaround in the Midwest and a continued delay could put pressure on 2003 earnings. We continue to expect to achieve 2003 earnings per share in the range of $1.65 to $1.75 per share," added Ellerbrook.

Operating Review for the Quarter ended June 30

Utility Group

Utility earnings for the second quarter 2003 were $1.4 million as compared to $8.7 million for the same quarter last year. As noted previously, the primary contributors to the decline are electric cooling weather
                                     - more-
that was significantly below normal in the 2003 quarter and the write-off of the BABB investment.

Gas margins were $60.8 million, an increase of $2.5 million over the same quarter in 2002. The increase is primarily due to increased late payment charges, an increase in Ohio's percent of income payment plan (PIPP) rate recovery rider, recovery of customer choice implementation costs, recovery of gross receipts and excise taxes on higher gas costs, and other items. The increase was partially offset by heating weather which was normal and 9% warmer than the prior year period. The estimated quarter over quarter pre-tax impact of the warmer weather on gas utility margins was approximately $3.3 million. Weather and an overall decline in customer usage were the primary factors resulting in the 8% decrease in throughput.

Electric margins were $50.8 million, a decrease of $2.2 million compared to the second quarter of 2002. The decrease in electric margin was due primarily to the effect of milder cooling weather which was 43% cooler than normal and 51% cooler than last year, offset by increased margins from wholesale power activities. The estimated quarter over quarter pre-tax decrease as a result of the milder weather on electric utility margins was approximately $3.9 million. As a result of the mild weather, volumes sold to retail and firm wholesale customers decreased 7%. Non-firm wholesale electric utility margins increased $1.9 million to $3.9 million in 2003 compared to 2002.

Other operating expenses for the second quarter increased $5.1 million compared to the same period in the prior year. The increased expenses were principally due to higher uncollectible accounts expenses, the timing of electric plant maintenance expenditures, and other costs such as PIPP and Ohio customer choice costs that are recovered through margins.

Depreciation and amortization increased $3.3 million compared to the prior year due to utility plant additions. Since June 30, 2002, the Company has placed in service over $100 million in utility plant including a new gas-fired electric peaking unit, expenditures for implementing a choice program for Ohio gas customers, and other upgrades to existing transmission and distribution facilities.

Taxes other than income increased $0.9 million compared to the prior year due primarily to higher gross receipts and excise taxes incurred as a result of higher gas prices.

Other income (expense), net for the utility group decreased $3.0 million compared to the prior year. The decrease is primarily the result of the additional pre-tax charge of $1.9 million taken to write-off the BABB investment. In addition, the second quarter of 2002 includes income from the sale of emission allowances of approximately $1.0 million pre-tax that did not recur in 2003.

Interest expense decreased $1.4 million when compared to the same quarter last year. The decrease primarily resulted from lower interest rates. This was partially offset by higher outstanding balances due primarily to funding of capital expenditures and increased working capital requirements resulting from the higher gas prices experienced during late 2002 and 2003.

Non Regulated Group (all amounts following in this section are after tax)

Nonregulated earnings for the second quarter 2003 decreased to $3.4 million as compared to $4.4 million for the same period last year due to the impact of the write-off of the First Mile investment.

Earnings from Energy Marketing and Services were $2.1 million, a decline of $1.5 million from the second quarter of 2002. Gas Marketing's contribution was down $2.2 million period over period primarily due to the timing of costs and optimization benefits related to pipeline contracts. Performance Contracting was up $0.7 million due to success in obtaining higher margins and working from a higher construction backlog at the end of 2002. Performance Contracting results also reflect 100% Vectren ownership during the quarter versus 67% Vectren ownership in 2002.

Earnings from Coal Mining were $4.7 million, an increase of $1.8 million from the second quarter 2002. Mining operations were $0.4 million and $0.9 million for the 2003 quarter compared to the 2002 quarter. Net earnings from the investment in Pace Carbon were $3.2 million and $1.3 million in 2003 and 2002, respectively. Synfuels related results, which reflect earnings from the investment in Pace Carbon and Synfuels related fees, were $4.3 million and $2.0 million in 2003 and 2002, respectively. Approximately eight hundred thousand tons of coal were mined and an additional three hundred thousand tons were brokered. Of that amount, seven hundred thousand tons were sold to the utility operations under approved contracts, with the remainder sold to third parties. The earnings from mining operations were impacted by reduced mining yields. However, based on a recently concluded geological study, these conditions are expected to improve in the fourth quarter of 2003 and early 2004.

Broadband includes the $1.2 million after tax write-off of the First Mile investment. The company's investments in SIGECOM and its parent Utilicom Networks, LLC, a local broadband provider to Evansville, Indiana, had no significant impact on the company's operating results.

Utility Infrastructure and Other Non Regulated businesses results were generally unchanged quarter over quarter.


Operating Review for the Six Months Ended June 30

Utility Group

Utility earnings for the six months ended June 30, 2003 were $48.7 million in 2003 as compared to $50.7 million for the same period in 2002, primarily driven by weather that on the year was favorably impacted by $5.4 million after tax compared to last year and increased wholesale and other margin, offset by the BABB investment write-off of $2.3 million after tax and increased other operating costs.

Gas margins were $205.2 million, an increase of $19.0 million over second quarter 2002. It is estimated that weather, 17% colder than the prior year and 7% colder than normal, contributed $12.0 million pre-tax to the increased margin. The remaining $7.0 million increase is primarily attributable to gross receipts and excise taxes, increased late payment fees, and recovery of Ohio customer choice implementation costs.

Electric margins were $109.0 million, an increase of $6.7 million over 2002 primarily due to increased non-firm wholesale power activity resulting from price volatility, offset by lower retail sales due to milder cooling weather. As a result of the mild weather which was 44% cooler than normal and 51% cooler than last year, volumes sold to retail and firm wholesale customers decreased 3% with an estimated margin impact of $2.9 million pre-tax. Non-firm wholesale margins were $12.1 million, an increase of $9.0 million over 2002.

Other operating expenses increased $10.4 million compared to the prior year. The increased expenses were due principally to higher uncollectible accounts expense, the timing of electric plant maintenance and other costs such as PIPP and customer choice implementation costs in Ohio that are recovered through margins.

Depreciation and amortization increased $5.3 million compared to the prior year due to utility plant additions.

Taxes other than income increased $4.5 million compared to the prior year due to higher gross receipts and excise taxes as a result of higher gas prices and increased gas volumes sold.


Other income (expense), net for the utility group decreased $7.0 million pre-tax compared to the prior year. The decrease is primarily the result of the $3.9 million pre-tax write-off of the BABB investment, less AFUDC and interest income, and contributions of $1.2 million pre-tax to low income customer assistance programs resulting from the ProLiance settlement. In addition, 2002 amounts include income from the sale of emission allowances and other assets totaling $2.2 million pre-tax.

Interest expense decreased $2.5 million when compared to last year. The decrease primarily resulted from lower interest rates. This was partially offset by higher outstanding balances due primarily to funding of capital expenditures and increased working capital requirements resulting from the higher gas prices experienced during late 2002 and 2003.

Non Regulated Group (all amounts following in this section are after tax)

For the six months ended June 30, nonregulated earnings were $11.9 million in 2003 as compared to $8.8 million for the same period in 2002.

Earnings from Energy Marketing and Services were $10.5 million, an increase of $2.3 million over 2002. Gas Marketing's contribution increased $1.2 million period over period due to continued realization of benefits from the integration of its two gas marketing companies in 2002 and from opportunities provided by gas price volatility in the first quarter. Performance Contracting is up $0.9 million due to the higher margins, a large construction backlog at the end of 2002, and Vectren's higher ownership percentage in the second quarter of 2003.

Earnings from Coal Mining were $7.2 million, an increase of $2.3 million over 2002. Mining operations contributed $0.6 million in 2003 and $1.4 million in 2002. Net earnings from the investment in Pace Carbon, comprised of Synfuel tax credits net of operating losses, were $4.8 million and $2.1 million, in 2003 and 2002 respectively. Synfuels related results, which reflect earnings from the investment in Pace Carbon and Synfuels related fees, were $6.6 million and $3.5 million, in 2003 and 2002 respectively. Approximately 1.6 million tons of coal were mined and an additional five hundred thousand tons were brokered. Of that amount, 1.5 million tons were sold to the utility operations under approved contracts, with the remainder sold to third parties. Reduced mining yield continues to impact 2003 earnings of the mining operations. However, based on a recently completed geological study, these conditions are expected to improve in late 2003 and early 2004.

Utility Infrastructure losses increased to $1.2 million from $0.5 million in 2002 as a result of continued cutbacks from gas distribution utility customers which began in the later part of 2002. Recent indications, however, are favorable as Miller Pipeline has more employees working on construction projects than ever before in their 50-year history.

Broadband includes the $1.2 million after tax write-off of First Mile in the second quarter of 2003.

Other nonregulated businesses contributed an after tax loss of $3.5 million in 2003 as compared to a $4.0 million after tax loss in 2002. There was substantial improvement in the losses at the municipal broadband consulting company and in the financial asset portfolio. However, the 2002 results include a $0.8 million gain in the Haddington Ventures portfolio which did not recur in 2003 and therefore offset part of this turnaround. Retail marketing operations had a less than expected loss of $1.0 million, continues to make good progress, and now has over 50,000 midwestern choice customers. Further, it is on track to be profitable in late 2004.


Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on July 23

Vectren Corporation officers will discuss second quarter results provide an outlook for 2003 during a conference call for analysts scheduled at 2:30 p.m. EDT (1:30 CDT), Wednesday July 23, 2003. You are invited to listen to the live Webcast and view the supporting slides by accessing the Investor Relations link on Vectren's Web site at www.Vectren.com. Interested parties may also view the slide presentation and listen to the Webcast replay via Vectren's Web site beginning two hours after the completion of the Webcast.

About Vectren

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the surrounding region. These services include energy marketing; coal mining; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements

This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K as amended on Form 10-K/A filed with the Securities and Exchange Commission on June 18, 2003.

Investor Contact  Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact     Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

                                       ###


                               VECTREN CORPORATION
                            AND SUBSIDIARY COMPANIES

                        CONSOLIDATED STATEMENTS OF INCOME
                      (Thousands, except for share amounts)
                                   (Unaudited)

                                                    Three Months             Six Months            Twelve Months
                                                    Ended June 30           Ended June 30          Ended June 30
                                                    -------------           -------------           -------------
                                                  2003         2002        2003       2002        2003         2002
                                                  ----         ----        ----       ----        ----         ----
                                                          As Restated             As Restated               As Restated
                                                          -----------             -----------               -----------
OPERATING REVENUE:
    Gas utility                                $ 165,023   $ 140,139   $ 674,554   $ 498,192  $ 1,085,389    $ 838,897
    Electric utility                              90,243     158,924     209,619     285,724      532,011      482,738
    Energy services and other                     28,110      81,141      61,711     226,660      122,242      476,662
                                                 -------    --------    --------   ---------    ---------    ---------
            Total operating revenues             283,376     380,204     945,884   1,010,576    1,739,642    1,798,297
                                                 -------    --------    --------   ---------    ---------    ---------

OPERATING EXPENSES:
    Cost of gas sold                             104,269      81,824     469,385     311,977      728,624      522,012
    Fuel for electric generation                  20,597      19,068      41,366      36,859       86,126       75,418
    Purchased electric energy                     18,788      86,796      59,186     146,545      208,908      190,295
    Cost of energy services and other             19,060      72,058      44,595     206,841       87,171      433,172
    Other operating                               59,630      55,979     122,202     113,556      231,594      236,056
    Merger and integration costs                       -           -           -           -            -        2,046
    Restructuring costs                                -           -           -           -            -        6,631
    Depreciation and amortization                 32,410      28,728      63,812      57,754      125,689      118,398
    Taxes other than income taxes                 11,083      10,241      33,118      28,573       56,447       51,691
                                                 -------    --------    --------   ---------    ---------    ---------
            Total operating expenses             265,837     354,694     833,664     902,105    1,524,559    1,635,719
                                                 -------    --------    --------   ---------    ---------    ---------

OPERATING INCOME                                  17,539      25,510     112,220     108,471      215,083      162,578

OTHER INCOME (EXPENSE):
    Equity in earnings (losses) of
        unconsolidated investmen                    (129)      3,729       8,677       6,793       10,966        9,725
    Other - net                                   (1,007)      3,057      (2,155)      5,247        4,120       14,115
                                                 -------    --------    --------   ---------    ---------    ---------
            Total other income (expense)          (1,136)      6,786       6,522      12,040       15,086       23,840
                                                 -------    --------    --------   ---------    ---------    ---------

INTEREST EXPENSE                                  18,261      19,501      37,137      39,345       76,273       78,709
                                                 -------    --------    --------   ---------    ---------    ---------

INCOME (LOSS) BEFORE INCOME TAXES                 (1,858)     12,795      81,605      81,166      153,896      107,709

INCOME TAXES                                      (5,939)        361      21,788      23,359       37,312       22,687

MINORITY INTEREST IN SUBSIDIARY                        6         (38)         33        (247)         794          544

PREFERRED DIVIDEND REQUIREMENT OF SUBSIDIARY           5           3          14          10           36          288
                                                 -------    --------    --------   ---------    ---------    ---------
NET INCOME                                       $ 4,070    $ 12,469    $ 59,770    $ 58,044    $ 115,754     $ 84,190
                                                 =======    ========    ========   =========    =========    =========

AVERAGE COMMON SHARES OUTSTANDING                 67,768      67,578      67,731      67,557       67,668       67,539
DILUTED COMMON SHARES OUTSTANDING                 68,083      67,866      67,976      67,849       67,935       67,749

EARNINGS PER SHARE OF COMMON STOCK
  BASIC:

    EARNINGS PER SHARE OF COMMON STOCK            $ 0.06      $ 0.18      $ 0.88      $ 0.86       $ 1.71       $ 1.25
                                                 =======    ========    ========   =========    =========    =========

  DILUTED:

    EARNINGS PER SHARE OF COMMON STOCK            $ 0.06      $ 0.18      $ 0.88      $ 0.86       $ 1.70       $ 1.24
                                                 =======    ========    ========   =========    =========    =========


                            VECTREN UTILITY HOLDINGS
                            AND SUBSIDIARY COMPANIES

                        CONSOLIDATED STATEMENTS OF INCOME
                      (Thousands, except for share amounts)
                                   (Unaudited)


                                                   Three Months              Six Months                Twelve Months
                                                   Ended June 30            Ended June 30              Ended June 30
                                               ----------------------   ----------------------   --------------------------
                                                    2003        2002         2003         2002          2003          2002
                                               ----------------------   ----------------------   --------------------------
                                                          As Restated               As Restated                 As Restated
                                                          -----------               -----------                 -----------

OPERATING REVENUE:
    Gas utility                                $ 165,023    $140,139    $ 674,554    $498,192    $ 1,085,389     $ 838,897
    Electric utility                              90,243     158,924      209,619     285,724        532,011       482,738
    Other                                            199          51          397         101            584           189
                                               ---------    --------    ---------    --------    -----------     ---------
          Total operating revenues               255,465     299,114      884,570     784,017      1,617,984     1,321,824
                                               ---------    --------    ---------    --------    -----------     ---------

OPERATING EXPENSES:
    Cost of gas sold                             104,269      82,127      469,385     312,595        728,624       522,630
    Fuel for electric generation                  20,597      19,068       41,366      36,859         86,126        75,418
    Purchased electric energy                     18,788      86,796       59,186     146,545        208,908       190,295
    Other operating                               53,895      48,799      110,498     100,055        208,987       206,473
    Merger and integration costs                       -           -            -           -              -         2,086
    Restructuring costs                                -           -            -           -              -         4,205
    Depreciation and amortization                 29,681      26,349       58,443      53,120        116,009       108,482
    Taxes other than income taxes                 10,864      10,016       32,582      28,076         55,243        49,887
                                               ---------    --------    ---------    --------    -----------     ---------
          Total operating expenses               238,094     273,155      771,460     677,250      1,403,897     1,159,476
                                               ---------    --------    ---------    --------    -----------     ---------

OPERATING INCOME                                  17,371      25,959      113,110     106,767        214,087       162,348

OTHER INCOME (EXPENSE):
    Equity in earnings (losses)
        of unconsolidated affiliates                  86        (404)        (418)       (516)        (1,761)       (1,351)
    Other - net                                      225       3,753       (1,282)      5,838             23        11,457
                                               ---------    --------    ---------    --------    -----------     ---------
            Total other income (expense)             311       3,349       (1,700)      5,322         (1,738)       10,106
                                               ---------    --------    ---------    --------    -----------     ---------

INTEREST EXPENSE                                  15,864      17,292       32,380      34,840         66,659        68,681
                                               ---------    --------    ---------    --------    -----------     ---------

INCOME BEFORE INCOME TAXES                         1,818      12,016       79,030      77,249        145,690       103,773

INCOME TAXES                                         378       3,337       30,273      26,526         50,519        35,388

PREFERRED DIVIDEND REQUIREMENT OF SUBSIDIARY           5           3           14          10             36           288
                                               ---------    --------    ---------    --------    -----------     ---------

NET INCOME                                       $ 1,435     $ 8,676     $ 48,743     $50,713       $ 95,135      $ 68,097
                                               =========    ========    =========    ========    ===========     =========


                 VECTREN CORPORATION
                     HIGHLIGHTS
                                                       3 Months               6 Months                12 Months
        (millions, except per share amounts)         Ended June 30          Ended June 30           Ended June 30
                                                 ------------------------------------------------------------------
                     (Unaudited)                    2003       2002       2003        2002        2003        2002 *
-------------------------------------------------------------------------------------------------------------------
                                                          As Restated            As Restated             As Restated
                                                          -----------             -----------            ----------
Reported Earnings:
     Utility Group                                $ 1.4     $  8.7      $ 48.7      $ 50.7     $  95.1      $ 68.1

     Non-regulated Group
        Energy Marketing and Services               2.1        3.6        10.5         8.2        17.3        12.9

        Mining                                      0.4        0.9         0.6         1.4         2.5         5.8
        Synfuels related                            4.3        2.0         6.6         3.5        12.0         7.4
                                              ----------  ---------  ----------   ---------  ----------  ----------
            Total Coal Mining                       4.7        2.9         7.2         4.9        14.5        13.2
        Utility Infrastructure Services            (0.2)         -        (1.2)       (0.5)       (1.9)       (0.2)
        Broadband                                  (1.2)       0.1        (1.1)        0.2        (0.9)          -
        Other Businesses                           (2.0)      (2.2)       (3.5)       (4.0)       (6.9)      (10.0)
                                              ----------  ---------  ----------   ---------  ----------  ----------
        Total Non-regulated Group                   3.4        4.4        11.9         8.8        22.1        15.9

     Corporate and Other                           (0.7)      (0.6)       (0.8)       (1.4)       (1.5)        0.2
                                              ----------  ---------  ----------   ---------  ----------  ----------

     Vectren Consolidated                         $ 4.1     $ 12.5      $ 59.8      $ 58.1     $ 115.7      $ 84.2
                                              ==========  =========  ==========   =========  ==========  ==========

* Reported  earnings  for the twelve  months ended June 30, 2002  includes  $8.5 million after tax of merger,  integration  and  restructuring  costs as follows:
Utility  group $6.3 million  after tax;  Non-regulated  group $1.8 million after tax; and Corporate and Other $0.4 million after tax.

Vectren Selected Highlights
                                              12 months   12 months
                                                Ended      Ended
                                               June 30    June 30
                                                2003        2002
                                              ----------  ---------

Dividends Paid (per common share, 12 months)   $  1.09     $  1.05

Annualized Dividend                            $  1.10     $  1.06

Dividend Yield (at close)                         4.4%        4.2%

Dividend Payout Ratio                            63.7%       84.0%

Dividend to Book Value                            8.3%        8.3%


Return on Average Shareholder Equity             13.1%        9.9%

Book Value Per Share                           $ 13.20     $ 12.73

Market to Book Value (at close)                   190%        197%

Common Stock Prices (VVC - NYSE)

High                                           $ 26.13     $ 26.10

Low                                            $ 17.95     $ 19.76

Close                                          $ 25.05     $ 25.10

Price/Earnings Ratio (trailing)                   14.6        20.1

Ratio of Total Debt to Total Capitalization        60%         60%

Percent Internally Generated Funds -               76%         57%
Utility Group

Ratio of Earnings to Fixed Charges -
SEC Method

        Consolidated                               2.8         2.2
        Utility Group                              3.2         2.5

           VECTREN CORPORATION
        SELECTED GAS DISTRIBUTION                  3 Months                 6 Months                   12 Months
          OPERATING STATISTICS                  Ended June 30             Ended June 30              Ended June 30
          --------------------               -------------------      ---------------------    ------------------------
                                               2003        2002         2003          2002          2003          2002
                                               ----        ----         ----          ----          ----          ----
          (Unaudited)                                  As Restated               As Restated                 As Restated
------------------------------------                  ------------               -----------                 -----------
GAS OPERATING REVENUES (Thousands):

     Residential                            $ 109,120   $  89,429    $ 454,737    $ 336,742   $   724,893     $ 560,370

     Commercial                                38,604      32,381      165,822      114,479       263,123       191,781

     Contract                                  15,301      17,184       49,380       44,742        87,973        85,519

     Miscellaneous Revenue                      1,998       1,145        4,615        2,229         9,400         1,227
                                            ---------   ---------    ---------    ---------   -----------     ---------

                                            $ 165,023   $ 140,139    $ 674,554    $ 498,192   $ 1,085,389     $ 838,897
                                            =========   =========    =========    =========   ===========     =========
GAS MARGIN  (Thousands):

     Operating Revenues                     $ 165,023   $ 140,139    $ 674,554    $ 498,192   $ 1,085,389     $ 838,897

     Cost of Gas                              104,269      81,824      469,385      311,977       728,624       522,012
                                            ---------    --------    ---------     ---------  -----------     ---------
     Margin                                 $  60,754   $  58,315    $ 205,169    $ 186,215     $ 356,765     $ 316,885
                                            =========   =========    =========    =========   ===========     =========

GAS SOLD & TRANSPORTED (MDth):

     Residential                                9,881      10,945       54,437       47,304        87,859        74,312

     Commercial                                 3,985       4,256       21,203       17,591        34,623        28,039

     Contract                                  18,360      20,033       48,684       48,934        95,706        95,700
                                            ---------   ---------    ---------    ---------     ---------     ---------
                                               32,226      35,234      124,324      113,829       218,188       198,051
                                            =========   =========    =========    =========     =========     =========
AVERAGE GAS CUSTOMERS:

     Residential                              862,058     869,359      872,724      871,982       869,625       863,637

     Commercial                                78,103      79,623       79,069       80,072        79,171        79,719

     Contract                                  12,053       4,164        9,261        4,220         6,714         4,261
                                            ---------   ---------    ---------    ---------     ---------     ----------
                                              952,214     953,146      961,054      956,274       955,510       947,617
                                            =========   =========    =========    =========     =========     =========
WEATHER  AS A PERCENT OF NORMAL:

    Heating Degree Days                          100%        110%         107%          91%          106%           89%

          VECTREN CORPORTION
           SELECTED ELECTRIC                      3 Months                   6 Months                  12 Months
          OPERATING STATISTICS                 Ended June 30              Ended June 30              Ended June 30
          --------------------              -------------------       ---------------------      ---------------------
                                             2003        2002           2003          2002          2003          2002
                                             ----        ----           ----          ----          ----          ----
               (Unaudited)                          As Restated                  As Restated                 As Restated
----------------------------------------            -----------                  -----------                 -----------
ELECTRIC OPERATING REVENUES (Thousands):

     Residential                         $ 20,401    $  23,343      $  46,397     $  46,503     $ 108,017     $ 100,245

     Commercial                            18,716       20,053         37,481        37,691        80,410        77,582

     Industrial                            23,449       22,898         44,500        43,047        91,823        84,634

     Miscellaneous Revenue                  1,486        1,558          2,990         2,491         5,539         4,858
                                         --------    ---------      ---------     ---------     ---------     ---------
       Total Retail                        64,052       67,852        131,368       129,732       285,789       267,319

     Wholesale                             26,191       91,072         78,251       155,992       246,222       215,419
                                         --------    ---------      ---------     ---------     ---------     ---------
                                         $ 90,243    $ 158,924      $ 209,619     $ 285,724     $ 532,011     $ 482,738
                                         ========    =========      =========     =========   ===========     =========
ELECTRIC MARGIN (Thousands):

     Operating Revenues                  $ 90,243    $ 158,924      $ 209,619     $ 285,724     $ 532,011     $ 482,738

     Cost of Fuel & Purchased Power        39,385      105,864        100,552       183,404       295,034       265,713
                                         --------    ---------      ---------     ---------     ---------     ---------
     Margin                              $ 50,858    $  53,060      $ 109,067     $ 102,320     $ 236,977     $ 217,025
                                         ========    =========      =========     =========     =========     =========
ELECTRICITY SOLD (MWh):

     Residential                          261,504      327,042        656,319       680,281     1,543,253     1,445,732

     Commercial                           328,998      360,309        662,844       682,146     1,448,478     1,430,660

     Industrial                           651,770      647,983      1,205,681     1,228,674     2,493,342     2,452,682

     Miscellaneous Sales                    4,235        3,661          9,349         8,468        18,998        18,362
                                        ---------    ---------      ---------     ---------     ---------     ---------
       Total Retail                     1,246,507    1,338,995      2,534,193     2,599,569     5,504,071     5,347,436

     Firm Wholesale                       145,936      155,812        279,748       290,597       606,836       556,584

     Non-Firm Wholesale                   576,700    3,168,082      2,025,050     5,635,901     7,100,763     7,408,478
                                        ---------    ---------      ---------     ---------     ---------     ---------
                                        1,969,143    4,662,889      4,838,991     8,526,067    13,211,670    13,312,498
                                        =========    =========      =========     =========    ==========    ==========
AVERAGE ELECTRIC CUSTOMERS:

     Residential                          116,719      115,898        116,887       115,902       116,654       115,617

     Commercial                            16,975       17,304         16,955        17,326        16,948        17,347

     Industrial                               177          175            177           175           175           173

     All Others                                21           23             21            23            22            23
                                        ---------     --------       --------      --------       -------       -------
                                          133,892      133,400        134,040       133,426       133,799       133,160
                                        =========     ========       ========      ========       =======       =======
WEATHER  AS A PERCENT OF NORMAL:

    Heating Degree Days                      100%         110%           107%           91%          106%           89%
    Cooling Degree Days                       57%         116%            56%          115%          105%          101%
